Exhibit (a)(5)(F)

FOR IMMEDIATE RELEASE

Contacts

Investors:	Media
investors@allego.eu	press@allego.eu a.lenoir@meridiam.com / Antoine Lenoir / +33 1 53 34 96 92

Allego and Meridiam Jointly Announce Expiration and Final Results of Tender Offer

1 August 2024

PARIS & ARNHEM, the Netherlands & NEW YORK – Allego N.V. (“Allego” or the “Company”) (NYSE: ALLG), a leading provider of electric vehicle charging solutions, and Madeleine Charging B.V., Allego’s majority shareholder (“Meridiam”), jointly announced today the expiration and final results of Meridiam’s previously announced cash tender offer for all the issued and outstanding ordinary shares of Allego (the “Shares”) not owned by Meridiam or its affiliates (the “Offer”). The Offer expired one minute after 11:59 p.m., New York City time, on July 31, 2024 and was not extended.

A total of 38,718,988 Shares were properly tendered and not withdrawn, and Meridiam has accepted for purchase all such Shares. As a result of completion of the Offer, Meridiam holds 236,556,055 Shares representing approximately 86.6% of the total outstanding Shares of the Company as of July 3, 2024.

As previously announced, on June 17, 2024, Allego and Meridiam entered into a Transaction Framework Agreement pursuant to which Allego will voluntarily delist the Shares from the New York Stock Exchange (the “NYSE”) after the completion of the Offer. The parties intend to take all steps necessary to effect the delisting of the Shares as promptly as possible and anticipate that the delisting will be effective in August 2024.

Allego seeks to delist the Shares based on, among other things, the belief that its management may have greater flexibility, as a private company, to focus on improving its long-term financial performance without the pressures caused by the public equity market’s valuation of the Company and emphasis on short-term period-to-period performance. The Company has not arranged to list or register the Shares on another national securities exchange.

The information agent for the Offer is Innisfree M&A Incorporated, and the Depositary is Broadridge Corporate Issuer Solutions, LLC. For questions and information, please contact the information agent toll free at (877) 750-8240 (for shareholders) or collect at (212) 750 5833 (for banks and brokers).

About Allego

Allego is a leading electric vehicle charging solutions provider dedicated to accelerating the transition to electric mobility with 100% renewable energy. Allego has developed a comprehensive portfolio of innovative charging infrastructure and proprietary software, including Allamo and EV Cloud platforms. With a network of 35,000 charging points (and counting) spanning 16 countries, Allego delivers independent, reliable, and safe charging solutions, agnostic of vehicle model or network affiliation. Founded in 2013 and publicly listed on the NYSE in 2022, Allego now employs a team of 220 people striving daily to make charging accessible, sustainable, and enjoyable for all.

For reference you’ll find all releases here: https://ir.allego.eu/events-publications/press-releases.

About Meridiam

Meridiam was founded in 2005 by Thierry Déau, with the belief that the alignment of interests between the public and private sector can provide critical solutions to the collective needs of communities. Meridiam is an independent investment Benefit Corporation and an asset manager. The firm specializes in the development, financing, and long-term management of sustainable public infrastructure in three core sectors: sustainable mobility, critical public services and innovative low carbon solutions. With offices in Addis Ababa, Amman, Dakar, Istanbul, Johannesburg, Libreville, Luxembourg, Paris, Vienna and Washington DC, Meridiam manages over US$22 billion and more than 125 projects to date. Meridiam is certified ISO 9001: 2015, Advanced Sustainability Rating by VigeoEiris (Moody’s), ISO 37001 Anti-Corruption certification by AFNOR and applies a unique methodology in relation to ESG and impact based on United Nations’ Sustainable Development Goals (SDGs).

For reference you’ll find all releases here: https://www.meridiam.com/news/.

Cautionary Statement Regarding Forward-Looking Statements

This press release including exhibits may contain certain statements that are, or may be deemed to be, forward-looking statements with respect to the financial condition, results of operations and business of Allego and certain plans and objectives of Meridiam and Meridiam SAS with respect thereto. These forward-looking statements include, but are not limited to, statements regarding the satisfaction of conditions to the completion of the tender offer and the proposed transactions and the expected completion of the tender offer and the proposed transactions, the timing and benefits thereof, as well as other statements that are not historical fact. These forward-looking statements can be identified by the fact that they do not relate to historical or current facts. Forward-looking statements also often use words such as “anticipate,” “target,” “continue,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “goal,” “believe,” “hope,” “aims,” “continue,” “could,” “project,” “should,” “will” or other words of similar meaning. These statements are based on assumptions and assessments made by Allego, Meridiam and/or Meridiam SAS (as applicable) in light of their experience and perception of historical trends, current conditions, future developments and other factors they believe appropriate. By their nature, forward-looking statements involve risk and uncertainty, because they relate to events and depend on circumstances that will occur in the future and the factors described in the context of such forward-looking statements in this communication could cause actual results and developments to differ materially from those expressed in or implied by such forward-looking statements. Although it is believed that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to be correct and you are therefore cautioned not to place undue reliance on these forward-looking statements, which speak only as at the date of this communication.

Forward-looking statements are not guarantees of future performance. Such forward-looking statements involve known and unknown risks and uncertainties that could significantly affect expected results and are based on certain key assumptions. Such risks and uncertainties include, but are not limited to, the potential failure to satisfy conditions to the completion of the tender offer and proposed transactions; the failure to obtain necessary regulatory or other approvals; the outcome of legal proceedings that may be instituted against Allego and/or others relating to the transaction; the possibility that competing offers will be made; potential adverse reactions or changes to business relationships resulting from the announcement or completion of the tender offer and proposed transactions; significant or unexpected costs, charges or expenses resulting from the tender offer and proposed transactions; and negative effects of this communication or the consummation of the tender offer and proposed transactions on the market price of the Shares. Many factors could cause actual results to differ materially from those projected or implied in any forward-looking statements. Among the factors that could cause actual results to differ materially from those described in the forward-looking statements are (i) changes adversely affecting Allego’s business, (ii) the price and availability of electricity and other energy sources, (iii) the risks associated with vulnerability to industry downturns and regional or national downturns, (iv) fluctuations in Allego’s revenue and operating results, (v) unfavorable conditions or further disruptions in the capital and credit markets, (vi) Allego’s ability to generate cash, comply with existing or new debt covenants, service indebtedness and incur additional indebtedness, (vii) competition from existing and new competitors, (viii) the growth of the electric vehicle market, (ix) Allego’s ability to integrate any businesses it may acquire, (x) the agreement of various landowners to deployment of Allego charging stations, (xi) Allego’s ability to recruit and retain experienced personnel, (xii) risks related to legal proceedings or claims, including liability claims, (xiii) Allego’s dependence on third-party contractors to provide various services, (xiv) data security breaches or other network outage, (xv) Allego’s ability to obtain additional capital on commercially reasonable terms, (xvi) the impact of a pandemic or other health crises, including COVID-19 related supply chain disruptions and expense increases, (xvii) general economic or political conditions, including the Russia/Ukraine and Israel/Hamas conflicts or increased trade restrictions between the United States, Russia, China and other countries and (xviii) other factors detailed under the section entitled “Risk Factors” in the Company’s filings with the SEC. If any one or more of these risks or uncertainties materializes or if any one or more of the assumptions prove incorrect, actual results may differ materially from those expected, estimated or projected. Such forward-looking statements should therefore be construed in the light of such factors. A more complete description of these and other material risks can be found in Allego’s filings with the SEC, including its Annual Report on Form 20-F for the year ended December 31, 2023, subsequent filings on Form 6-K and other documents that may be filed from time to time with the SEC, as well as, the Schedule TO and related tender offer documents to be filed by Meridiam and Meridiam SAS and the Schedule 14D-9 and the Schedule 13E-3 to be filed by Allego. Due to such uncertainties and risks, readers are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date of this communication. None of Meridiam, Meridiam SAS or Allego undertakes any obligation to update or revise any forward-looking statement as a result of new information, future events or otherwise, except as required by applicable law.